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EXHIBIT 12.1

Ratio of Earnings to Fixed Charges

CLEAN HARBORS, INC. AND SUBSIDIARIES

	For the Three Months Ended March 31,		For the Year Ended December 31,
	2016	2015	2015	2014	2013	2012	2011
Income from operations before income taxes(1)	$(4,087)	$7,302	$109,646	$38,522	$143,885	$127,730	$184,678
Add (Subtract):
Capitalized interest	(1,198)	(161)	(1,958)	(1,610)	(929)	(155)	(451)
Amortization of capitalized interest	341	263	1,165	942	783	715	678
Fixed charges (see calculation below)	22,303	21,907	87,654	89,982	88,570	54,976	46,260

Income from operations before income taxes as adjusted	$17,359	$29,311	$196,507	$127,836	$232,309	$183,267	$231,165
Fixed charges:
Interest expense, net	$18,980	$19,438	$76,553	$77,668	$78,376	$47,287	$39,389
Interest income	150	151	626	819	507	846	798
Capitalized interest	1,198	161	1,958	1,610	929	155	451
Amortization of capitalized interest	(341)	(263)	(1,165)	(942)	(783)	(715)	(678)
Preferred stock dividend	—	—	—	—	—	—	—
Portion of operating lease rental expenses deemed to be representative of the interest factor	2,317	2,421	9,682	110,827	9,541	7,404	6,300

Fixed charges	$22,303	$21,907	$87,654	$89,982	$88,570	$54,977	$46,260
Ratio of earnings to fixed charges	0.8x	1.3x	2.2x	1.4x	2.6x	3.3x	5.0x

(1)
Our 2015 income from operations before income tax was reduced by a $32.0 million goodwill impairment charge in our Oil and Gas Field Services reporting unit, and our 2014 income from operations before income tax was reduced by a $123.4 million goodwill impairment charge in our Kleen Performance Products reporting unit. See Note 6, "Goodwill and Other Intangible Assets," to our consolidated financial statements incorporated by reference in the prospectus included in this registration statement for additional information regarding those goodwill impairment charges. Our 2012 income from operations before income tax was reduced by a $26.4 million loss on early extinguishment of debt in connection with a redemption and repurchase of our $520.0 million previously outstanding 7 5/8% senior secured notes.

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  EXHIBIT 12.1
Ratio of Earnings to Fixed Charges CLEAN HARBORS, INC. AND SUBSIDIARIES